NEWS RELEASE
FOR IMMEDIATE RELEASE
PICO HOLDINGS, INC. ANNOUNCES RESULTS
FOR THE FIRST QUARTER OF 2020

(Carson City, Nevada) - May 7, 2020

PICO Holdings, Inc. (NASDAQ:PICO) reported results for the first quarter ended March 31, 2020. Our reported shareholders’ equity was $173.3 million ($8.94 per share) at March 31, 2020, compared to $178.3 million ($9.01 per share) at December 31, 2019.

First Quarter Results of Operations

Our first quarter results of operations were as follows (in thousands):

	Three Months Ended March 31,
	2020	2019
Total revenue	$229	$12,120
Total cost and expenses	2,040	5,436
Gain (loss) from operations before income taxes	(1,811)	6,684
Provision for federal and state income taxes	—	—
Net income (loss) attributable to PICO Holdings, Inc.	(1,811)	6,684
Net income from discontinued operations, net of tax	—	—
Net income (loss) attributable to PICO Holdings, Inc.	$(1,811)	$6,684

Net income (loss) per share	$(0.09)	$0.33

PICO’s Chief Executive Officer, Dorothy Timian - Palmer, commented:

“Our reported net loss of $1.8 million for the first quarter ended March 31, 2020, is due to the absence of any significant water resource asset sale transactions in the period. Our revenue and net income can vary significantly from period to period, as demonstrated by our reported results for the corresponding quarter in 2019, where we generated $12.1 million revenue, primarily from the sales of real estate and groundwater rights in northern Nevada, and net income of $6.7 million.

“However, we closed the sale of 470 acre feet of groundwater rights in Dodge Flat, Nevada for sale proceeds of $3.1 million on May 1, 2020 and this transaction will be recorded and reported in our second quarter, 2020 results of operations.

“Given the current economic environment in the U.S. due to the COVID -19 pandemic, we are actively monitoring our liquidity and working capital requirements. Currently our liquidity is adequate and we currently have cash and cash equivalents of approximately $14.2 million. However, to ensure we maintain adequate liquidity in these uncertain times, we elected to defer the exercise of an option to acquire 201 acre - feet of groundwater rights in Lyon County, Nevada in the second quarter of 2020 for $3.2 million until the second quarter 2021. The deferral cost together with a regularly scheduled option payment for a further 201 acre - feet of groundwater rights in Lyon County, Nevada due also to be exercised in the second quarter of 2021, totaled $285,000 which was paid and recorded in our first quarter, 2020 results of operations.

“With our cash resources totaling $18.2 million at the beginning of 2020, and the Board’s belief that at current and recent market prices, our stock is undervalued from our estimate of its intrinsic value, we continued to repurchase our common stock through open market purchases throughout the first quarter of 2020 and year to date. In 2020, we have repurchased to date a total of 479,234 shares for approximately $4.3 million. We will continue to monitor our liquidity and forecast cash generation very carefully; depending on the price of our shares, our cash position, and our cash flow outlook, we will continue to evaluate our capital allocation with respect to our share repurchase plan.”

Net Operating Loss Carryforwards

At December 31, 2019, we had approximately $156.5 million of (pre-tax) federal net operating loss carryforwards, or NOLs, that could be utilized in certain circumstances to offset PICO’s taxable income and reduce its federal income tax liability. Additional information with respect to these NOLs is contained in our Annual Report on Form 10-K for the year ended December 31, 2019 that we filed with the Securities and Exchange Commission.

About PICO Holdings, Inc.

As of March 31, 2020, our primary holding was Vidler Water Company, Inc. (“Vidler”), a water resource and water storage business, with assets and operations primarily in the Southwestern U.S.

Currently, we believe the highest potential return to shareholders is from a return of capital. As we monetize assets, rather than reinvest the proceeds, we intend to return capital to shareholders through a stock repurchase program or by other means such as special dividends. Nonetheless, we may, from time to time, reinvest a portion of proceeds from asset monetizations in further development of existing assets, if we believe the returns on such reinvestment outweigh the benefits of a return of capital.

OTHER INFORMATION

At March 31, 2020, we had a market capitalization of $150.8 million, and 19,385,030 shares outstanding.

We remind all of our stockholders that questions regarding our operations may be submitted to info@picoholdings.com, and, if appropriate, we will post on our website responses to these questions.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains statements that may constitute forward-looking statements, which are based on information currently available, usually identified by words such as "anticipates," "believes," "estimates," "plans,'' "projects," "expects," "hopes," "intends," "strategy," ''focus," "outlook," "will," "could," "should," "may," "continue," or similar expressions, which speak only as of the date the statement was made. Such statements are forward-looking statements and are within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical or current fact, are statements that could be deemed forward-looking statements, including without limitation statements regarding our business objectives, our ability to monetize our water resources, the future demand for our water resources, our ability to reduce net operating cash use, our ability to preserve and utilize NOLs to offset taxable income and reduce our federal income liability, and our ability to monetize assets and return capital to shareholders through stock repurchases or through other means. The forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties.

A number of other factors may cause actual results to differ materially from our expectations, such as: any slow down or downturn in the housing or in the real estate markets in which Vidler operates; fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; a downturn in some sectors of the stock market; general economic conditions; the impacts of the COVID-19 global pandemic; prolonged weakness in the overall U.S. and global economies; the performance of the businesses in which Vidler operates; the continued service and availability of key management personnel; and potential capital requirements and financing alternatives.

For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (775) 885-5000 x200 or at http://investors.picoholdings.com.

We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release, except as may otherwise be required by law. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

CONTACT:    Dorothy Timian-Palmer
President and Chief Executive Officer
(775) 885-5000

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